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BNY FINANCIAL CORPORATION
A WHOLLY OWNED SUBSIDIARY OF THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1734 BY ALEXANDER HAMILTON

                1290 AVENUE OF THE AMERICAS NEW YORK, N.Y. 10104
                                  212-408-7000

February 10, 1995


Bernard Chaus, Inc.
1410 Broadway
New York, NY 10018

Gentlemen:

         We refer to our Restated and Amended Financing Agreement with you bearing effective date of July 1, 1992, as amended ("Agreement"). Capitalized terms herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

         1. We waive any rights we would otherwise have as a result of the fact that on December 31, 1994, Tangible Net Worth and Working Capital was less than required by the covenants in the Agreement.

         2. In consideration of the foregoing, you agree to pay us $25,000 on execution hereof. In addition to our other rights, we may charge said amount to your account.

     The waivers herein are limited to the date and the provisions specified above. We reserve all of our other rights, including but not limited to our rights arising out of your failure to comply with other provisions, or your failure to comply with the provisions specified above on a date other than that specified above. Accordingly, nothing herein is, or should be construed to be, a precedent.

         Subject to the foregoing the Agreement is ratified and confirmed.

                                           Very truly yours,
                                           BNY FINANCIAL CORPORATION


                                           /s/ Andrew Rogow
                                           Title:  Vice President

AGREED:
BERNARD CHAUS, INC.



/S/ Marc A. Zuckerman
Title:  Treasurer & Assistant Secretary